Exhibit 4.2

EXECUTION COPY

PRESTWICK PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     This Amended and Restated Investor Rights Agreement (the “Agreement”) is entered into as of the 30th day of November, 2004 by and among Prestwick Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each of the persons and entities listed on Exhibit A hereto (the “Investors”).

Recitals

     Whereas, certain of the Investors (the “Series A Investors”) are the holders of the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock (collectively, the “Series A Stock”) issued pursuant to that certain Series A Preferred Stock and Warrant Purchase Agreement dated as of February 26, 2003, as amended by First Amendment to Series A Preferred Stock and Warrant Purchase Agreement dated as of November 24, 2003;

     Whereas, the Company and the Series A Investors are parties to the Investor Rights Agreement dated as of February 26, 2003 (the “Prior Agreement”), pursuant to which the Series A Investors obtained, among other rights and obligations, certain rights of registration, first refusal and information;

     Whereas, certain of the Investors (the “Series B Investors”) are purchasing shares of the Company’s Series B Preferred Stock (the “Series B Stock,” and together with the Series A Stock, the “Preferred Stock”) pursuant to that certain Series B Preferred Stock Purchase Agreement of even date herewith, as may be amended from time to time (the “Purchase Agreement”), and desire to obtain certain rights of registration, first refusal and information, among other rights and obligations;

     Whereas, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

     Whereas, in connection with the consummation of the financing contemplated by the Purchase Agreement, the parties desire to amend and restate the Prior Agreement in order to extend the Series B Investors certain rights of registration, first refusal and information, among other rights and obligations, as set forth below.

Agreement

     Now, Therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

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Table Of Contents
(continued)

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SECTION 1. GENERAL.

     1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

          (a) “Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on or about the date hereof.

          (b) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (c) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (d) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

          (e) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

          (f) “Material Adverse Change” shall mean any event, matter, condition or circumstance which (i) would materially impair the ability of the Company to perform or observe its obligations under or in respect of this Agreement; (ii) affects the legality, validity, binding effect or enforceability of this Agreement; or (iii) would involve a prospective material adverse change in or affect the business, management, financial position, or results of operations of the Company.

          (g) “Major Investor” means an Investor (together with its affiliates) that owns not less than 3,500,000 shares of Registrable Securities (as adjusted for stock splits, combinations and the like).

          (h) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          (i) “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares, (b) Common Stock of the Company issuable or issued pursuant to securities purchased by a Holder pursuant to Section 4 of this Agreement after the date hereof, (c) Common Stock of the Company issuable or issued upon exercise of any warrants held by any Investor, and (d) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 2 of

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this Agreement are not assigned or (iii) held by a Holder (together with its affiliates) if, as reflected on the Company’s list of stockholders, such Holder (together with its affiliates) holds less than 2% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed its Initial Offering and all shares of Common Stock of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any 90 day period.

          (j) “Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

          (k) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed Twenty Five Thousand Dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          (l) “Rights Investor” means an Investor (together with its affiliates) that owns not less than 500,000 shares of Registrable Securities (as adjusted for stock splits, combinations and the like).

          (m) “SEC” or “Commission” means the Securities and Exchange Commission.

          (n) “Securities Act” shall mean the Securities Act of 1933, as amended.

          (o) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

          (p) “Shares” shall mean the Preferred Stock held by the Investors and their permitted assigns.

          (q) “Special Registration Statement” shall mean a registration statement relating to (i) any employee benefit plan, (ii) any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction, or (iii) a registration related to stock issued upon conversion of debt securities.

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SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

     2.1 Restrictions on Transfer.

          (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

          (b) Notwithstanding the provisions of subsection (a) above, no registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership transferring to its partners or former partners in accordance with partnership interests or to an affiliate, (B) a corporation to its shareholders in accordance with their interest in the corporation or to an affiliate, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company or to an affiliate, or (D) to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

          (c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A

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CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

          (d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend.

          (e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     2.2 Demand Registration.

          (a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from either (1) the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding held by all Investors, in the case of the Initial Offering, or (2) the Holders of at least twenty five percent (25%) of the Registrable Securities then outstanding held by all Investors, if the Initial Offering has been completed (collectively, the “Initiating Holders”) that the Company file a registration statement under the Securities Act and (i) if the requested registration is with respect to at least thirty three and one-third percent (33 1/3%) of the Registrable Securities then outstanding held by all Investors or (ii) if the anticipated aggregate offering price of such registration, net of underwriting discounts and commissions, would exceed $15,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, but in any event within ninety (90) days of the written request, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company’s Board of Directors and approved by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require

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a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          (c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

               (i) prior to the earlier of (A) the third anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

               (ii) after the Company has effected two registrations pursuant to this Section 2.2 and all such registrations have been declared or ordered effective;

               (iii) during the period starting with the date of filing of, and ending on the date ninety (90) days following the effective date of a non-Initial Offering registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

               (iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering, other than pursuant to a Special Registration Statement, within sixty (60) days of the time of request;

               (v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

               (vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3; or

               (vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service of process in such jurisdiction and except as may be required by the Securities Act.

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     2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling stockholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than sixty seven percent (67%) of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration; provided, however, that if, by the withdrawal of such securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all

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Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners or retired partners or members or retired members, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

          (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

     2.4 Form S-3 Registration. After the Company has qualified for the use of Form S–3, in case the Company shall receive from the Holders of at least ten percent (10%) of the then-outstanding Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance under applicable state securities laws with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

               (i) if Form S-3 is not available for such offering by the Holders, or

               (ii) if the Holders, together with the holders of any other securities of the Company to be included in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Three Million Dollars ($3,000,000), or

               (iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to commence a public offering within sixty (60) days, other than pursuant to a Special Registration Statement;

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               (iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

               (v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

               (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. The Holders shall be entitled to an unlimited number of registrations under this Section 2.4 and registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

     2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2, as applicable, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 to a demand registration.

     2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to

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become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed thirty (30) days thereafter (the “Suspension Period”), the Company may suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of at least sixty seven percent (67%) of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

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          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided that in the case of a registration effected pursuant to Section 2.2 above, which registration constitutes the Initial Offering, the Registrable Securities shall be listed on a national securities exchange or the NASDAQ National Market System.

          (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

          (i) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

     2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect five (5) years after the date of the Company’s Initial Offering. In addition, a Holder’s registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, and (b) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period.

2.8 Delay of Registration; Furnishing Information.

          (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and

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the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, severally and not jointly, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, member, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any

12.

amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

          (c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

          (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a

13.

material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

          (e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, (c) acquires at least 50,000 shares of Registrable Securities (as adjusted for stock splits and combinations), or (d) is an entity affiliated by common control (or other related entity) with such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

     2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least sixty seven percent (67%) of the Registrable Securities then outstanding; provided, that any amendment or waiver of this Section 2 that adversely changes the rights or obligations of any holder of Registrable Securities under this Section 2 in a manner that is different from the changes imposed on the other holders of Registrable Securities shall also require the written consent of such holder of Registrable Securities. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

     2.12 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company shall not, without the prior written consent of the Investors holding at least sixty seven percent (67%) of the Registrable Securities then outstanding held by all Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu or senior to those granted to the Investors hereunder, other than the right to a Special Registration Statement.

     2.13 “Market Stand-Off” Agreement. Each Holder hereby agrees, if so requested by the Company and the representative of the underwriters of Common Stock (or other securities) of

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the Company (the “Underwriter Representative”), that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements (collectively, the “Similar Agreements”), and provided, further, that if the Underwriter Representative shortens or waives these restrictions set forth in any of the Similar Agreements, the restrictions on the Holders shall be similarly shortened or waived on a pro rata basis.

     2.14 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.13 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.13 and this Section 2.14 shall not apply to a registration effected on a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.13 and 2.14. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.13 and 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

     2.15 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

          (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

          (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

          (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and

15.

documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE COMPANY.

     3.1 Basic Financial Information and Reporting.

          (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

          (b) The Company will furnish each Major Investor, as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be audited and accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.

          (c) The Company will furnish each Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty five (45) days thereafter, (i) a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, and (ii) a list of milestones achieved by the Company during such quarter.

          (d) The Company will furnish each Major Investor: (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year, including such other information reasonably requested by a Major Investor (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

16.

     3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the facilities, assets and properties of the Company or any of its subsidiaries, including its corporate and financial books, records and accounts, during normal business hours following reasonable notice by such Investor, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers and management, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

     3.3 Observer Rights. If and for so long as any Major Investor does not have (or does not have the contractual right to designate) a representative on the Company’s Board of Directors, such Major Investor shall be permitted to select one representative (a “Representative”) to attend in a nonvoting observer capacity all meetings of the Company’s Board of Directors. In this respect, the Company shall give each Representative copies of all notices, minutes, consents and other material that it provides to its directors and each Representative may participate in discussions of matters brought to the Company’s Board of Directors; provided, however, that the Company reserves the right to exclude any Representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege.

     3.4 Confidentiality of Records. Each Investor agrees to use the same degree of care as such Investor uses to protect its own confidential information, and in no event less than reasonable care, to keep confidential any information furnished by the Company that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (a) to any partner, subsidiary, parent, member, affiliate, legal, financial or other advisor of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary, parent, member, affiliate or advisor is advised of the confidentiality provisions of this Section 3.4; (b) at such time as it enters the public domain through no fault of such Investor; (c) that is communicated to it free of any obligation of confidentiality; (d) that is developed by such Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (e) if required to do so by law.

     3.5 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion.

     3.6 Key Person Insurance. The Company will use its commercially reasonable efforts to maintain in full force and effect term life insurance in the amount of two million ($2,000,000) dollars on the life of Dr. Kathleen Clarence-Smith; naming the Company as beneficiary.

     3.7 Directors’ and Officers’ Liability and Indemnification. The Certificate and Bylaws shall provide (a) for elimination of the liability of directors and officers to the maximum

17.

extent permitted by law and (b) for indemnification of directors and officers for acts on behalf of the Company to the maximum extent permitted by law.

     3.8 D&O Liability Insurance. The Company shall maintain in full force and effect directors and officers liability insurance coverage in an amount satisfactory to the Board of Directors.

     3.9 Reimbursement and Compensation of Directors. Unless otherwise determined by the Company’s Board of Directors, the Board of Directors shall hold regular meetings of the Board of Directors at least quarterly. The Company will reimburse the Investors for reasonable expenses of such Investors’ nominees incurred in attending meetings of the Board of Directors as a director. The Company will grant nonstatutory stock options to non-founding, non-management members of the Board of Directors in amounts to be determined by the Board of Directors.

     3.10 Board Approval of Certain Transactions. The Company will not do any of the following unless previously approved by the Board of Directors, including the affirmative vote of at least a majority of the directors designated by the holders of the Shares:

          (a) Loan or advance any funds to the Company’s employees in excess of $25,000 (other than in the ordinary course of business as part of travel advances or salary);

          (b) Guaranty any indebtedness in excess of $50,000 (other than in the ordinary course of business);

          (c) Pledge, mortgage or create a security interest in all or substantially all of the assets of the Company, or permit any subsidiary to pledge, mortgage or create a security interest in all or substantially all of the assets of such subsidiary or the Company;

          (d) Remove, destroy, lease, transfer, assign, sell or license any intellectual property of the Company or any subsidiary (other than in the ordinary course of business);

          (e) Acquire all or substantially all of the business, stock, intellectual property or assets of any other entity;

          (f) Own, or permit any subsidiary to own, any stock or other securities of any subsidiary of the Company or other entity, unless it is wholly-owned;

          (g) Sell any shares owned by the Company in any subsidiary;

          (h) Approve equity issuances under the Company’s 2003 Equity Incentive Plan, or materially modify such plan, or approve equity issuances outside of such plan;

          (i) Enter into any transaction or amend any agreement or lease with any director, officer, employee or stockholder, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof;

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          (j) Make any material change in the Company’s current business (which is defined as the licensing, development, marketing and sale of drugs for the treatment of central nervous system disorders); or

          (k) Enter into any strategic alliance (including joint ventures, manufacturing, marketing or distribution arrangements and technology transfer or development arrangements).

     3.11 Proprietary Information and Inventions Agreement. The Company shall require all employees now and hereafter employed to execute and deliver a proprietary information and inventions agreement substantially in the form attached to the Purchase Agreement. Additionally, the Company shall include in its agreements with consultants provisions preserving the confidential nature of the Company’s proprietary information and securing for the Company the assignment of, or license rights to, inventions arising from the activities of the consultant, consistent in each case with the services to be provided by the consultant and applicable practices within the specialty pharmaceuticals industry.

     3.12 Vesting Schedules and Related Matters. All stock options granted by the Company to officers and other employees after the date of this Agreement shall provide for (a) vesting over four (4) years, with twenty-five percent (25%) of the shares subject to each option vesting one (1) year after the date of grant and the remaining shares vesting in equal monthly installments thereafter over the following three (3) years, such that all shares shall be fully vested four years after the date of grant and (b) the acceleration provisions set forth in the 2003 Equity Incentive Plan, unless an alternative vesting schedule and/ or acceleration is approved by the Board of Directors, including the affirmative vote of a majority of the directors appointed by the holders of Preferred Stock. The Company shall not amend any provision of its 2003 Equity Incentive Plan regarding treatment of options upon a Corporate Transaction (as defined therein) and treatment of options of a former employee who renders service to a competitor without approval by the Board of Directors, including the affirmative vote of a majority of the directors appointed by the holders of Preferred Stock. In addition, all stock options granted by the Company which permit the exercise of unvested shares shall provide the Company with the option to repurchase at the lower of cost or fair market value any unvested shares upon termination of the option holder’s relationship with the Company.

     3.13 Independent Appraisal. Within 90 days of the date of this Agreement, the Company will engage an independent appraiser that is familiar with the AICPA Practice Aid to establish the fair market value of the Company’s Common Stock as of December 2002 and January 2003.

     3.14 Audit of Financial Statements. The Company shall use commercially reasonable efforts to ensure that by no later than April 30, 2005, the financial statements of the Company for the fiscal years ended December 31, 2002, 2003 and 2004 respectively will be audited, accompanied by a report and opinion thereon by independent accountants of national standing selected by the Company’s Board of Directors, and delivered to the Major Investors.

     3.15 Right of First Refusal and Co-Sale Agreement. The Company shall not issue any shares of Common Stock to any person or entity which, after such issuance, would hold a number of shares of Common Stock equal to or greater than five percent (5%) of all outstanding

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shares of Common Stock without first amending the Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith in order to add such person or entity as a party thereto and a “Founder” thereunder.

     3.16 Insurance. The Company shall maintain, in full force and effect and in such amounts and forms as are acceptable to the Board of Directors, commercial general liability insurance and all other reasonably appropriate insurance coverage.

     3.17 Notice of Material Litigation, Defaults or Judgments. The Company shall promptly notify each Major Investor in writing of (a) any suits, actions, claims, investigations by governmental authorities or legal, administrative, arbitration or mediation proceedings filed against the Company; (b) any default declared with respect to any material obligation of the Company; (c) any material judgment entered against the Company; and (d) any other event; so long as, in the good faith judgment of the Board, any of the foregoing would be reasonably likely to have a Material Adverse Change.

     3.18 Compliance with Laws. The Company shall not violate any provision of its Amended and Restated Certificate of Incorporation or Bylaws or of any judgment, order, writ, or decree entered against the Company, and the Company shall use commercially reasonable efforts to not violate any instrument or contract to which it is a party or by which it is bound or any provision of federal or state statute, rule or regulation applicable to the Company; provided, however, that any action approved or ratified by the Board of Directors where the Board of Directors has been advised by executive officers or counsel to the Company as to the nature of such violation relative to this Section 3.18 shall not constitute a breach hereof.

     3.19 Payment of Taxes. The Company will promptly pay all lawful taxes imposed on the income, profits, property or business of the Company when due and payable, provided, however, that any such tax need not be paid if the Company chooses, in good faith, to contest the validity of the tax by appropriate proceedings and if the Company shall set aside on its books adequate reserves with respect thereto.

     3.20 Preservation of Assets. The Company shall take all commercially reasonable steps to ensure the protection and preservation of its property and assets, including, but not limited to, patents, patent applications, trademarks, copyrights and trade secrets.

     3.21 Assistance in Maintaining VCOC Status. The Company shall, at the request of Pequot, take all commercially reasonable steps necessary to assist Pequot in maintaining Pequot’s status as a “venture capital operating company,” as such term is defined in the Employee Retirement Income Security Act of 1974, as amended form time to time.

     3.22 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the covenants contained in Sections 3.4, 3.7, 3.8, 3.9, 3.11 and 3.21) shall expire and terminate as to each Investor upon the earlier of (a) the effective date of the registration statement pertaining to the Initial Offering, which results in all outstanding Preferred Stock being converted into Common Stock or (b) upon an “Asset Transfer” or “Acquisition,” each as defined in the Certificate.

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SECTION 4. RIGHTS OF FIRST REFUSAL.

     4.1 Subsequent Offerings. Subject to applicable securities laws, each Rights Investor shall have a right of first refusal to purchase up to its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Rights Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) of which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

     4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have twenty (20) days from the giving of such notice to agree to purchase up to its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

     4.3 Issuance of Equity Securities to Other Persons. If not all of the Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors the right to acquire such unsubscribed shares. Each such Investor shall have ten (10) days after receipt of such notice to notify the Company of its election to purchase up to its pro rata portion of the unsubscribed shares. Such process shall be repeated until the participating Investors either purchase all of the unsubscribed shares or decline to do so. If the Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investor’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.

     4.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (a) the effective date of the registration statement pertaining to the Company’s Initial Offering or (b) the

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closing of an “Asset Transfer” or “Acquisition,” each as defined in the Certificate. The rights of first refusal established by this Section 4 may be amended, or any provision thereof may be waived with the written consent of Investors holding at least sixty seven percent (67%) of the Registrable Securities held by all Investors, or as permitted by Section 5.5.

     4.5 Transfer of Rights of First Refusal. The rights of first refusal of each Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.10.

     4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

          (a) any Equity Securities that would be excluded from the definition of “Additional Shares of Common Stock” (as defined in the Certificate, as such may be amended from time to time in accordance with the terms thereof);

          (b) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, recapitalization or the like by the Company;

          (c) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; and

          (d) any Equity Securities issued by the Company pursuant to the terms of the Purchase Agreement.

SECTION 5. MISCELLANEOUS.

     5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and to be performed entirely within Delaware. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of any state or federal court located in New Castle County, Delaware.

     5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes.

     5.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no

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party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

     5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.5 Amendment and Waiver.

          (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least sixty seven percent (67%) of the then-outstanding Registrable Securities; and provided, that any amendment, modification or waiver of this Agreement that adversely changes the rights or obligations of any holder of Registrable Securities under this Agreement in a manner that is different from the changes imposed on the other holders of Registrable Securities shall also require the written consent of such holder of Registrable Securities.

          (b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least sixty seven percent (67%) of the then-outstanding Registrable Securities; and provided, that any amendment, modification or waiver of this Agreement that adversely changes the rights or obligations of any holder of Registrable Securities under this Agreement in a manner that is different from the changes imposed on the other holders of Registrable Securities shall also require the written consent of such holder of Registrable Securities (except that this proviso shall not apply with respect to any waiver obtained pursuant to the provisions of Section 4.4 above).

          (c) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

     5.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

23.

     5.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     5.8 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     5.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder. Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities in accordance with Article IV, Sections C.6.(h)(v)(D) or (E) of the Certificate, any purchaser of such Equity Securities may become a party to this Agreement, at the Company’s discretion, by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

     5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     5.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     5.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

     5.14 Amendment and Restatement of the Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of the Agreement by the Company and the holders of more than sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities (as defined in the Prior

24.

Agreement) outstanding on the date hereof. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Purchase Agreement.

[Signature Pages Follow]

25.

     In Witness Whereof, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

Prestwick Pharmaceuticals, Inc.

By:

Name:
Title:

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

INVESTORS:

PEQUOT PRIVATE EQUITY FUND III, L.P.

By: Pequot Capital Management, Inc.,
Its Investment Manager

By:

Aryeh Davis, General Counsel

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.

By: Pequot Capital Management, Inc.,
Its Investment Manager

By:

Aryeh Davis, General Counsel

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

BIOTECHNOLOGY DEVELOPMENT FUND II, L.P.

By: BioAsia Management, LLC, General Partner

By:

Name:

	Title:	Managing Member

BIOTECHNOLOGY DEVELOPMENT FUND IV, L.P.

By: BioAsia Management, LLC, General Partner

By:

Name:

	Title:	Managing Member

BIOTECHNOLOGY DEVELOPMENT FUND IV AFFILIATES, L.P.

By: BioAsia Management, LLC, General Partner

By:

Name:

	Title:	Managing Member

BIOASIA CROSSOVER FUND, L.P.

By: BioAsia Investments IV, LLC, General Partner

By:

Name:

	Title:	Managing Member

BAVP, L.P.

By: BA Venture Partners VI, LLC, General Partner

By:

Name:

	Title:	Managing Director

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

GC&H Investments, LLC

By:

John L. Cardoza
Managing Member

WS Investment Company, LLC 2003A

By:

Name:

Title:

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

SOFINNOVA VENTURE PARTNERS V, LP

By:	Sofinnova Management V, LLC
its General Partner

Jim Healy, M.D., Ph.D.

SOFINNOVA VENTURE AFFILIATES V, LP

By:	Sofinnova Management V, LLC
its General Partner

Jim Healy, M.D., Ph.D.

SOFINNOVA VENTURE PRINCIPALS V, LP

By:	Sofinnova Management V, LLC
its General Partner

Jim Healy, M.D., Ph.D.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

ATLAS FUND V

Atlas Venture Fund V, L.P.
Atlas Venture Parallel Fund V-A, C.V.
Atlas Venture Parallel Fund V-B, C.V.
Atlas Venture Entrepreneurs’ Fund V, L.P.
By:	Atlas Venture Associates V, L.P.
their general partner
By:	Atlas Venture Associates V, Inc.
its general partner

By:

Name:

Vice President

ATLAS FUND VI

Atlas Venture Fund VI, L.P.
Atlas Venture Entrepreneurs’ Fund VI, L.P.
By:	Atlas Venture Associates VI, L.P.
their general partner
By:	Atlas Venture Associates VI, Inc.
its general partner

By:

Name:

Vice President

ATLAS VENTURE FUND VI GmbH & Co. KG
By:	Atlas Venture Associates VI, L.P.
its managing limited partner
By:	Atlas Venture Associates VI, Inc.
its general partner

By:

Name:

Vice President

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

CNF INVESTMENTS, LLC

By:

By:

Name:

Title:

MERIDIAN VERWALTUNGS GMBH

By:

By:

Name:

Title:

ALANA R. DAVIDSON

By:

Name:

Title:

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

LOMBARD ODIER DARIER HENTSCH & CIE

By:

Name:

Title:

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

NIF VENTURES, CO., LTD.

By:

Name:

Title:

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

STEPHEN X. GRAHAM

JERALYNN R. GRAHAM

CROSSHILL GEORGETOWN CAPITAL, L.P.

By:

Stephen X. Graham, Principal

STUART YARBROUGH

JEAN-LUC BEJOT

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

EXHIBIT A

SCHEDULE OF INVESTORS

Pequot Private Equity Fund III, L.P.
Pequot Offshore Private Equity Fund III, L.P.
c/o Pequot Capital Management, Inc.
500 Nyala Farm Road
Westport, CT 06880
Attn: Aryeh Davis/Carlos Rodrigues
Fax: (203) 429-2400

With copy to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Attn: Paul “Chip” L. Lion III
Fax: (650) 494-0792

Biotechnology Development Fund II, L.P.
Biotechnology Development Fund IV, L.P.
Biotechnology Development Fund IV
Affiliates, L.P.
BioAsia Crossover Fund, L.P.
575 High Street, Suite 201
Palo Alto, CA 94301

Attn: Edgar G. Engleman, M.D.

Sofinnova Venture Partners V, LP
Sofinnova Venture Affiliates V, LP
Sofinnova Venture Principals V, LP
140 Geary Street, 10th Floor
San Francisco, CA 94108
Attn: Jim Healy, M.D., Ph.D.

Atlas Venture Fund V, L.P.
Atlas Venture Parallel Fund V-A, C.V.
Atlas Venture Parallel Fund V-B, C.V.
Atlas Venture Entrepreneurs’ Fund V, L.P.
Atlas Venture Fund VI, L.P.
Atlas Venture Entrepreneurs’ Fund VI, L.P.
Atlas Venture Fund VI GmbH & Co. KG
890 Winter Street

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
EXHIBIT A

Waltham, MA 02451
Attn: General Counsel

BAVP, L.P.
950 Tower Lane, Suite 700
Foster City, CA 94404
Attn: Louis Bock

GC&H Investments, LLC
One Maritime Plaza, 20th Floor
Suite 2000
San Francisco, CA 94111
Attn: John L. Cardoza, Esq.

WS Investment Company, LLC 2003A
650 Page Mill Road
Palo Alto, CA 94304
Attn: David J. Saul, Esq.

CNF Investments, LLC
7500 Old Georgetown Road
Bethesda, MD 20814
Attn: Robert J. Flanagan, Manager

Meridian Verwaltungs GMBH
D-40191 Dusseldorf
Henkel Str. 67

Alana R. Davidson
3705 Ingomar Street, NW
Washington, DC 20015

Stephen X. Graham and Jeralynn R. Graham Tenants by the Entirety
1000 Wilson Blvd. – Suite 1850
Arlington, VA 22209

CrossHill Georgetown Capital, L.P.
1000 Wilson Boulevard, Suite 1850
Arlington, VA 22209
Attn: Stephen X. Graham
Fax: (703) 526-1340

Lombard Odier Darier Hentsch & Cie
c/o Tania PLAGE — Lombard Odier Darier Hentsch Fund Managers SA
Rue de l’Arquebuse 22 — 1204 Geneva
Fax: +41 22 709 29 20

NIF Ventures., Co., Ltd.
Venture Capital Investment Limited

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
EXHIBIT A

Partnership NIF Japan-USA-Europe Bridge Fund
Venture Capital Investment Limited Partnership NIF Global Fund
1-2-1, Chuo-ku, Kyobashi, Tokyo, Japan
Attn: Goro Takeda
Fax: 81-3-5201-1518

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
EXHIBIT A